                                                                   EXHIBIT 10.04

                                                          DRAFT OF JUNE 27, 1997





                             EQUIFAX / CHOICEPOINT



                          EMPLOYEE BENEFITS AGREEMENT

                      INDEX TO EMPLOYEE BENEFITS AGREEMENT

                                                                              PAGE
                                                                              ----
RECITALS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

ARTICLE 1: DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
  1.1     General   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
  1.2     Other Definitions   . . . . . . . . . . . . . . . . . . . . . . . .  4

ARTICLE 2: CHANGE IN OWNERSHIP  . . . . . . . . . . . . . . . . . . . . . . .  4
  2.1     Transfer of IIS Group Subsidiary Employees  . . . . . . . . . . . .  4
  2.2     Conditions of Employment  . . . . . . . . . . . . . . . . . . . . .  4
  2.3     Certain Payroll Deductions  . . . . . . . . . . . . . . . . . . . .  4

ARTICLE 3: EMPLOYEE BENEFIT PLANS . . . . . . . . . . . . . . . . . . . . . .  5
  3.1     Welfare Benefit Plans   . . . . . . . . . . . . . . . . . . . . . .  5
  3.2     Accrued Vacation Liability  . . . . . . . . . . . . . . . . . . . .  7
  3.3     Equifax Inc. U.S. Retirement Income Plan  . . . . . . . . . . . . .  8
  3.4     401(k) Plan   . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
  3.5     Deferred Compensation Plans   . . . . . . . . . . . . . . . . . . . 10
  3.6     Stock Benefits Trust  . . . . . . . . . . . . . . . . . . . . . . . 11
  3.7     VEBA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
  3.8     Stock Options and SARs; Restricted Stock  . . . . . . . . . . . . . 12
  3.9     Flexible Spending Accounts  . . . . . . . . . . . . . . . . . . . . 13
  3.10    Various Liabilities   . . . . . . . . . . . . . . . . . . . . . . . 14
  3.11    COBRA   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
  3.12    Performance Share Plan  . . . . . . . . . . . . . . . . . . . . . . 14
  3.13    Community Service Associate Program   . . . . . . . . . . . . . . . 15
  3.14    Certain Arrangements for Non-U.S. Operations  . . . . . . . . . . . 15
  3.15    Special Provisions Respecting CDB Infotek   . . . . . . . . . . . . 15

ARTICLE 4: INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . 16
  4.1     Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . 16
  4.2     Procedure for Indemnification   . . . . . . . . . . . . . . . . . . 16
  4.3     Employee Liability  . . . . . . . . . . . . . . . . . . . . . . . . 17

ARTICLE 5: MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . 17
  5.1     Binding Agreement   . . . . . . . . . . . . . . . . . . . . . . . . 17
  5.2     Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
  5.3     Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
  5.4     No Waiver   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
  5.5     Entire Agreement; Amendment   . . . . . . . . . . . . . . . . . . . 17
  5.6     Sharing of Information  . . . . . . . . . . . . . . . . . . . . . . 18
  5.7     Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
  5.8     Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . 18
  5.9     No Third Party Beneficiaries  . . . . . . . . . . . . . . . . . . . 18
  5.10    Legal Enforceability  . . . . . . . . . . . . . . . . . . . . . . . 18
  5.11    Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . 18
  5.12    Resolution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19



ANNEX I     LIST OF EMPLOYEES  . . . . . . . . . . . . . . . . . . . . . . . . . 20

ANNEX II    LIST OF EXHIBITS   . . . . . . . . . . . . . . . . . . . . . . . . . 21

ANNEX III   CANADIAN EMPLOYEES . . . . . . . . . . . . . . . . . . . . . . . . . 23

ANNEX IV    INACTIVE EMPLOYEES . . . . . . . . . . . . . . . . . . . . . . . . . 24


                          EMPLOYEE BENEFITS AGREEMENT


                 THIS EMPLOYEE BENEFITS AGREEMENT ("Agreement") is made as of June __, 1997. The parties ("Parties") to this Agreement are EQUIFAX INC., a Georgia corporation ("Equifax"), and ChoicePoint Inc., a Georgia corporation ("ChoicePoint").


                                    RECITALS


                 WHEREAS, pursuant to the terms of that certain Distribution Agreement dated ____________, 1997 ("Distribution Agreement"), Equifax has agreed to distribute to its shareholders the stock of ChoicePoint, to which it has transferred the stock of those companies which constitute its insurance services group, (the "Business") effective as of the Stock Distribution Date;

                 WHEREAS, ChoicePoint will employ directly certain persons who were employed by Equifax or by direct or indirect Subsidiaries (as defined herein) of Equifax, and the companies which will be owned by ChoicePoint will employ or continue to employ certain persons who have participated in employee benefit programs sponsored by Equifax;

                 WHEREAS, the Parties desire to set forth the terms and conditions pursuant to which ChoicePoint shall provide employee benefits to those employees of ChoicePoint and its subsidiaries who currently are employed in connection with the Business, including the arrangements for transition in the provision of said benefits from plans and programs sponsored by Equifax for its own employees and those of its subsidiaries to plans sponsored directly by ChoicePoint for its employees and those of its subsidiaries.

                 NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS


                 1.1 General. As used in this Agreement, capitalized terms defined immediately after their use shall have the respective meanings thereby provided, and the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                          Action:  any demand, action or cause of action,
claim, suit, arbitration, inquiry, subpoena, discovery request, proceeding or investigation by or before any court or grand jury, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal related to, arising out of or resulting from any Employee Liability.

                          Affiliate:  with respect to any specified person, a
person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person; provided, that Equifax and ChoicePoint shall not be deemed to be Affiliates of each other for purposes of this Agreement.

                          Code:  the Internal Revenue Code of 1986, as it may
be amended or recodified from time to time.

                          Deferred Compensation Plans:  the Equifax Inc.
Supplemental Executive Retirement Plan and the Equifax Inc. Deferred Compensation Plan.

                          Controlled Group: two or more business entities
affiliated within the meaning of Code Sections 414(b), 414(c), 414(m) and/or 414(o).

                          Employee Benefit Plans:  (i) any severance,
disability, cafeteria, bonus, stock option, stock appreciation, stock purchase, deferred compensation, or similar types of plans, agreements, policies or arrangements that currently are established, maintained or contributed to by Equifax or a Subsidiary for the benefit of any former or present Employees or their beneficiaries, dependents or spouses, and (ii) any employee welfare and employee pension benefit plans (as such terms are defined in Section 3(1) and 3(2), respectively, of ERISA) which are applicable to former or present Employees or their beneficiaries, dependents or spouses, and that currently are established, maintained or contributed to by Equifax or any Subsidiary.

                          Employer/Labor Law:  any federal, state, local or
municipal law (including common law), statute, ordinance, regulation, order, decree, judgment, decision, ruling, permit or authorization (each as may be in effect, applicable and binding, from time to time) relating or applicable to the work place or to the employer/employee relationship including, without limitation, any of the foregoing relating or applicable to wage and hour claims, collective bargaining and labor laws, ERISA-governed employee benefit and welfare plans, federal, state and local tax withholding and payment rules and regulations, workers'compensation and similar laws, accrued vacation statutes, and sexual harassment and anti-discrimination laws.

                          Employee Liability:  any and all debts, charges,
liabilities, warranties and obligations (of any nature or type whatsoever regardless of when arising), whether accrued, contingent or reflected on a balance sheet including, without limitation, liability for administrative, civil or criminal penalties or forfeitures, and attorneys' fees or other costs of defending an Action or a claim of Employee Liability under any Employee/Labor Law.

                          Employees:  the Equifax and the Subsidiary Employees.

                          ERISA:  the Employee Retirement Income Security Act
of 1974, as amended.

                          Efx Employee:  any employee of Equifax (including any
employee on authorized leave of absence, sick pay leave or short-term disability), who during the six full calendar months following the Stock Distribution Date, is requested by ChoicePoint (with the consent of Equifax) to be transferred from Equifax to ChoicePoint. Each Efx Employee who is transferred to ChoicePoint shall be identified in a separate letter from Equifax to ChoicePoint.

                          IIS Group Subsidiary:  Equifax Services Inc., Equifax
Government and Special Systems, Inc., Equifax Commercial Specialists Division, Osborn Laboratories (Canada), Inc., PRC Corporation Inc., Osborn Laboratories, Inc., The Kit Factory, Inc., ChoicePoint Ltd., Professional Test Administrators, Inc., Mid-American Technologies, Inc., CDB Infotek, Intellisys, Inc., Charles E. Simon & Company and Innovative Data Services, Inc.

                          IIS Group Employees:  any employee of ChoicePoint or
an IIS Group Subsidiary (including any employee on authorized leave of absence, sick pay leave, short-term disability or long-term disability), who is employed as of June 30, 1997.

                          Stock Distribution Date:  The date of the
distribution by Equifax to its shareholders of the Stock of ChoicePoint.

                          Subsidiary:  any corporation at least seventy per
cent (70%) of the stock of which is owned directly or indirectly by Equifax.

                 1.2 Other Definitions. Capitalized terms not specifically defined herein shall have the meanings ascribed thereto in the Distribution Agreement.


                                   ARTICLE 2
                              CHANGE IN OWNERSHIP


                 2.1 Transfer of IIS Group Subsidiary Employees. The Parties acknowledge that Equifax shall transfer to ChoicePoint all of the issued and outstanding capital stock of the IIS Group Subsidiaries. Such stock transfers shall result in each IIS Group Subsidiary becoming (or remaining) a wholly-owned subsidiary or division of ChoicePoint, and shall operate as a transfer of all of the IIS Group Subsidiary Employees to ChoicePoint on a consolidated or Controlled Group basis. In the case of CDB Infotek, said ownership may be less than 100%.

                 2.2 Conditions of Employment. (a) Prior to the Distribution Date ChoicePoint may make an offer of employment to certain Employees who have been or will be identified to Equifax; (b) nothing in this Agreement shall require either ChoicePoint or Equifax to employ any person who declines employment with ChoicePoint; and (c) Section 2.1 shall not be interpreted to prohibit or otherwise restrict ChoicePoint from terminating the employment of any employee, or from changing the salary or wage range, grade level or location of employment of any employee, in accordance with ChoicePoint's personnel policies and procedures following June 30, 1997, or from making an offer of employment to any Employee following the Distribution Date. Without limiting the generality of Section 5.9 hereof, no Employee or other person shall have any rights as a third party beneficiary under this Agreement.

                 2.3 Certain Payroll Deductions. Effective as of June 30, 1997 (or, if later, as of the date of an Efx Employee's transfer to ChoicePoint), to the extent (if any) required by applicable law and to the extent disclosed by Equifax in accordance with this paragraph, ChoicePoint will assume Equifax's obligation to comply with any garnishment order applicable to such Efx Employee. Furthermore, if an Efx Employee who transfers to ChoicePoint has any outstanding liability or obligation to Equifax (for example, salary advances) which existed on June 30, 1997 (or, if later, as of the date of such Efx Employee's transfer to ChoicePoint) which has resulted in a special payroll deduction for such Efx Employee, then, to the extent permitted under applicable law, ChoicePoint will withhold such amounts for Equifax's benefit from the Efx Employee's compensation. Equifax will provide the special payroll deduction information or garnishment information 30 days prior to the date ChoicePoint assumes payroll processing responsibility for an Efx Employee.

to ChoicePoint has any outstanding liability or obligation to Equifax (for example, salary advances) which existed on June 30, 1997 (or, if later, as of the date of such Efx Employee's transfer to ChoicePoint) which has resulted in a special payroll deduction for such Efx Employee, then, to the extent permitted under applicable law, ChoicePoint will withhold such amounts for Equifax's benefit from the Efx Employee's compensation. Equifax will provide the special payroll deduction information or garnishment information 30 days prior to the date ChoicePoint assumes payroll processing responsibility for an Efx Employee.

                                   ARTICLE 3
                             EMPLOYEE BENEFIT PLANS


                 3.1      Welfare Benefit Plans.

                 (a) On or before June 30, 1997 ChoicePoint shall establish, effective as of such date, certain welfare benefit plans for employees who are salaried employees, including the following: (i) a medical and dental plan, (ii) flexible spending accounts (FSAs) covering health care and dependent care, (iii) life and accident insurance plans, (iv) a sick leave policy, (v) a vacation and holiday policy, and (vi) a Code Section 125 cafeteria plan. The terms and provisions of such plans including, without limitation, coverage and co-pay requirements, shall be determined in the sole discretion of ChoicePoint; provided, however, that ChoicePoint shall use its best efforts to ensure that any medical plan it adopts shall contain no limitation on coverage for preexisting conditions of employees, with respect to those IIS Group Employees and Efx Employees who were on said date participants in the corresponding Equifax plans and who had satisfied any pre-existing condition limitation imposed by the Equifax plan in question. IIS Group Employees and Efx Employees shall be credited in the ChoicePoint medical and dental plans on and after June 30, 1997 for purposes of any deductibles or out-of-pocket maximum provisions for amounts paid by such employees under the Equifax medical/dental Employee Benefit Plans. Copies of said plans are attached as Exhibit A hereto, although they (and any other ChoicePoint plans attached as exhibits) may be revised or amended in ChoicePoint's discretion.

                 (b) ChoicePoint will also use its best efforts to provide life insurance (without underwriting) to salaried IIS Group Employees and salaried Efx Employees in the same policy amounts as existed for and had been elected by them pursuant to the Equifax group universal life insurance plan as of June 30,

1997. A copy of the ChoicePoint group universal life insurance plan is attached as Exhibit B hereto.

                 (c) ChoicePoint will provide salaried IIS Group Employees and salaried Efx Employees with credit for service with Equifax or any Affiliate for purposes of meeting the eligibility period under ChoicePoint's group short-term disability plan. A copy of the ChoicePoint short-term disability plan is attached as Exhibit C hereto.

                 (d) Equifax will arrange for the distribution to ChoicePoint of a portion of the premium deposit account held by the carrier for the Equifax group long-term disability insurance; said portion will be that percentage of said account which is the same as the premiums for said insurance under the Equifax plan during the immediate past calendar quarter paid by ChoicePoint and the IIS Group Subsidiaries divided by the entire premiums paid under said plan during said quarter. A copy of the ChoicePoint long-term disability plan is attached as Exhibit D hereto.

                 (e) Any IIS Group Employee who is receiving benefits under the Equifax Inc. Short-Term Disability Plan ("Equifax STDP") at June 30, 1997 and any Efx Employee who is receiving benefits under such plan at the date of his or her transfer to ChoicePoint will continue to receive benefits under the ChoicePoint Inc. Short-Term Disability Plan under the material provisions contained in the Equifax STDP in effect on June 30, 1997 (as those provisions are interpreted by ChoicePoint) in its role as a fiduciary of said plan until they are no longer deemed to be disabled under said provisions or until said benefits end according to the terms of said Equifax STDP. ChoicePoint will be responsible for the administration of claims relating to IIS Group Employees who are disabled employees, under the ChoicePoint Inc. Short-Term Disability Plan.

                 (f) Any IIS Group Employee who was receiving long-term disability benefits under the Equifax group long-term disability plan, or who was disabled as of June 30, 1997 but had not yet satisfied the qualification period for said plan, will become the liability of the ChoicePoint long-term disability benefit plan as of July 1, 1997, for the duration of said disability, according to the terms of and as limited by said plan. ChoicePoint will be credited by the long-term disability carrier (UNUM) with both the claims experience and premium history of IIS Group Employees as of June 30, 1997, under the Equifax long-term disability plan.

                 (g) ChoicePoint will be responsible for the provision of post-retirement medical and death benefits with respect to events occurring or claims incurred after June 30, 1997 for any

IIS Group Employees, or former employees of an IIS Group Subsidiary, who had qualified for said benefits as of June 30, 1997.

                 (h)      ChoicePoint will be responsible for any
post-employment medical coverage with respect to claims incurred after June 30, 1997, for disabled IIS Group Employees or disabled former employees of an IIS Group Subsidiary who had qualified for said benefits as of June 30, 1997.

                 (i) Equifax agrees to provide to ChoicePoint the data described on Annex III on each COBRA participant, retiree, disabled employee or other inactive employee who is a former employee (or dependent) of an IIS Group Subsidiary and who participated in any Employee Benefit Plan prior to June 30, 1997. For purposes of this Agreement a "COBRA participant" is an employee or former employee who has elected continuation coverage under a group health plan pursuant to Code Section 4980B and Part 6 of Title I of ERISA. The parties acknowledge that this information does not exist in complete electronic file format; Equifax will use its best efforts to provide such information from available sources.

                 (j) In the event that Equifax receives any premium payments for health and/or welfare benefits from IIS Group Employees or former employee of an IIS Group Subsidiary who is participating in ChoicePoint's respective benefit plans covering any period of coverage subsequent to June 30, 1997, Equifax will forward said amount to ChoicePoint within two (2) weeks of said receipt.

                 (k) Equifax will provide ChoicePoint with a copy of existing data base containing historical claim data with respect to IIS Group Employees or former employee of an IIS Group Subsidiary who is participating in ChoicePoint's respective benefit plans and their dependents as to the medical and dental benefits provided pursuant to Equifax-sponsored plans as of June 30, 1997, and will provide copies of future such information as received from the plans' recordkeeper.

                 (l) Equifax will provide ChoicePoint with copies of the historical eligibility files for IIS Group Employees or former employee of an IIS Group Subsidiary who is participating in ChoicePoint's respective benefit plans under the Equifax medical and welfare benefits plan, including HMO's, dental, vision and long-term disability benefits.

                 3.2 Accrued Vacation Liability. ChoicePoint shall credit all IIS Group Employees and Efx Employees for any accrued vacation and sick leave earned but not taken by such employees, while they were Employees, in the current year through June 30, 1997 or, if later, through the date of such Employee's transfer to ChoicePoint. Any such accrued vacation and sick leave shall be credited in accordance with the paid vacation policy and sick leave policy adopted by ChoicePoint in accordance with
Section 3.1 above; provided, however, that ChoicePoint shall be solely responsible for payment of, and shall indemnify, defend, reimburse and hold Equifax and its Affiliates harmless from and against, any accrued vacation or sick leave payoff liability to any IIS Group Employee or Efx Employee incurred by or imposed upon Equifax under its current vacation policy or sick leave policy or under any applicable state or local law or statute. Notwithstanding the foregoing, nothing in this provision shall be deemed to abrogate the provisions of the Tax Sharing and Indemnification Agreement entered into between Equifax and ChoicePoint, and in the event of a conflict between said agreements, the Tax Sharing and Indemnification Agreement shall control.



                 3.3      Equifax Inc. U.S. Retirement Income Plan.

                          IIS Group Employees who, as of the Stock Distribution
Date and Efx Employees who as of the date of their transfer to ChoicePoint, are participants in the Equifax Inc. U.S. Retirement Income Plan shall be deemed for all purposes terminated participants thereunder, shall be fully vested in their benefits accrued thereunder, and shall receive a distribution of their vested accrued benefits pursuant to the terms of such plan. Distributions shall be made in accordance with the applicable provisions of Internal Revenue Service G.C.M. 39824, with the intention that benefits be paid as soon as practicable after the Stock Distribution Date to persons for whom the equivalent lump sum amount is $3500 or less, and as soon as practicable upon request in accordance with the terms of the plan to persons who have satisfied the requirements for early retirement, or automatically to those who have satisfied the requirements for normal retirement thereunder. Equifax will provide said persons with necessary explanations, calculations and forms pertaining to any relevant elections thereunder. Equifax will amend said plan to confirm the vesting and distribution provisions of this section in accordance with the amendment attached hereto as Exhibit G.

                 3.4      401(k) Plan.

                 (a) ChoicePoint shall establish, prior to June 30, 1997, a defined contribution plan and trust intended to be qualified under Sections 401(a) and 501(a) of the Code and which allows for employee salary deferrals as provided in Section 401(k) of the Code (the "ChoicePoint 401(k) Plan"), which is intended to be a "spinoff" plan from the Equifax Inc. 401(k) Retirement and Savings Plan. Said plan will provide credit for services rendered to any member of the Equifax controlled group of businesses (within the meaning of Code Section 414(b) and (c)) prior to June 30, 1997, for purposes of any eligibility requirements. A copy of the ChoicePoint 401(k) Plan and its accompanying trust agreement is attached as Exhibit E hereto.

                 (b) As soon as practicable after the establishment of the ChoicePoint 401(k) Plan as provided in Section 3.4(a) above, but no later than June 30, 1997, or such later date as is agreed to by Equifax and ChoicePoint, the vested account balances of all IIS Group Employees/participants in the Equifax Inc. 401(k) Retirement and Savings Plan (the "Equifax 401(k) Plan") shall be transferred to the ChoicePoint 401(k) Plan pursuant to a trustee-to-trustee transfer in accordance with applicable rules and regulations under ERISA and the Code, including Code Section 414(l). Until said transfer, IIS Group Employee/participants shall continue to be able to exercise customary investment discretion over their accounts in the Equifax 401(k) Plan. A "black out" period will be imposed on the respective plans in accordance with requirements of the Trustees of both the Equifax 401(k) Plan and the ChoicePoint 401(k) Plan, for purposes of account reconciliation related to the division of the Equifax 401(k) Plan. Equifax shall cause the trustee of the Equifax 401(k) Plan to take such steps (such as establishing the cost basis of shares) as may be necessary or helpful in effecting the trustee-to-trustee transfer. The amount of the assets transferred shall be equal to the aggregate of the account balances of all IIS Group Employees/participants. In addition, and as part of such trustee-to- trustee transfer, Equifax shall cause the unallocated company contribution account held in the Equifax 401(k) Plan to be bifurcated, and a portion transferred to the trustee of the ChoicePoint 401(k) Plan. Said account shall be allocated between the ChoicePoint 401(k) Plan and the Equifax 401(k) Plan based on the relative participant contributions (for participants who are Equifax Employees compared with those who are IIS Group Employees) actually transferred by Equifax and the members of its Controlled Group to the Equifax 401(k) Plan for the portion of the 1997 plan year ending on June 30, 1997 and eligible for a match under the Equifax 401(k) Plan. All assets transferred hereunder shall be in the form of ChoicePoint stock, cash or such other assets as ChoicePoint may specify and the trustees of both the Equifax 401(k) Plan and the ChoicePoint 401(k) Plan consent.

                 (c) ChoicePoint will, prior to the end of its remedial amendment period for the ChoicePoint 401(k) Plan, apply for an IRS determination letter stating that the ChoicePoint 401(k) Plan satisfies the requirements of qualification under Code Section

401(a) since its inception, and will take all actions necessary to obtain such determination letter.

                 (d) Equifax and ChoicePoint will each provide for a stock fund, initially invested primarily in the common stock of the other company, in their respective 401(k) plans as of the Stock Distribution Date. The stock in said fund will be liquidated, and the proceeds reinvested according to the agreement of the parties and the trustee(s) of said plans, which agreement shall be in writing. In the absence of any such agreement, however, such liquidation may not commence until the second anniversary of the Distribution Date and shall extend over a period of at least six (6) months. Each party agrees to cooperate with the other when either party decides to liquidate the investment fund that is invested in the common stock of the other party. To the extent permissible under applicable law (including the Code and ERISA), each party agrees to provide the other party the right of first refusal to purchase its own stock from the selling plan, at fair market value in accordance with the provisions of ERISA. Each party also agrees to give the other party 3 months' advance notice of such decision to liquidate. At a minimum, the participants in each such 401(k) plan will be permitted to retain their investments in the other company's common stock fund and may elect to transfer their investment out of such stock fund; this provision shall neither require nor prohibit either plan allowing new investments in such common stock fund.

                 (e) In order to ameliorate the effect of the elimination of possible future benefit accruals under the Equifax Inc. U.S. Retirement Income Plan for IIS Group Employees and Efx Employees who were participants in said plan as of June 30, 1997, ChoicePoint will, prior to December 31, 1997, create an age-weighted or similarly designed defined contribution pension program, either as part of the ChoicePoint 401(k) Plan or as a separate plan (either of which is referred to as the "Replacement Plan") pursuant to which accounts for those IIS Group Employees and Efx Employees who were participants in the Equifax Inc. U.S. Retirement Income Plan at the Stock Distribution Date shall be established to receive additional contributions from ChoicePoint for said purpose, and not in excess of those permitted by applicable laws. To facilitate the funding of the Replacement Plan and in recognition of the reduction of future pension liabilities to IIS Group Employees and Efx Employees, Equifax will transfer to ChoicePoint on the day prior to the Stock Distribution Date the amount of Thirteen Million Dollars.

                 3.5 Deferred Compensation Plans. Effective as of the Stock Distribution Date or, if later, the date of the applicable Employee's transfer to ChoicePoint, ChoicePoint will assume all liabilities of Equifax under the Deferred Compensation Plans with respect to IIS Group Employees and members of the Board of Directors of ChoicePoint and who consent in writing to the substitution of ChoicePoint for Equifax as the employer under such plans; to the extent applicable, said liability shall be calculated by applying the actuarial equivalence factors set forth on Schedule C to the Equifax Inc. Supplemental Executive Retirement Plan for the purposes of determining the actuarial equivalent lump sum representing any accrued benefits for said Employees under said plan. ChoicePoint may, in its sole discretion, establish ongoing deferred compensation plans in forms similar to or different from any one or more of the Deferred Compensation Plans and may combine its obligations under this Section with its obligations under such newly established plans, if any; provided, however, that, to the extent ChoicePoint assumes a liability hereunder, ChoicePoint shall be solely responsible for payment of, and shall indemnify, defend, reimburse and hold Equifax and its Affiliates harmless from and against, any such liability under the Deferred Compensation Plans to any Employee who becomes an IIS Group Employee and who has consented in writing to the substitution of ChoicePoint for Equifax as the employer under the Deferred Compensation Plans. ChoicePoint will establish a rabbi trust for the purpose of "funding" this obligation. A copy of ChoicePoint's deferred compensation plan and rabbi trust is attached hereto as Exhibit H. Equifax will amend its rabbi trust to require the trustee to waive its rights to the distribution of ChoicePoint common stock otherwise payable with respect to the Equifax common stock held in said trust. A copy of said amendment and the required corporate resolution is attached hereto as
Exhibit I.

                 3.6 Stock Benefits Trust. Equifax will amend the Equifax Inc. Stock Benefits Trust to require the trustee to waive its rights to the distribution of ChoicePoint common stock otherwise payable with respect to the Equifax common stock held in said trust. A copy of said amendment and the required corporate resolution is attached hereto as Exhibit J. ChoicePoint will establish its own stock benefits trust. A copy of the ChoicePoint stock benefits trust is attached as Exhibit K hereto.

                 3.7 VEBA. Equifax will cause the trustee of its Voluntary Employees Beneficiary Association ("VEBA") to transfer to the trustee of a Code Section 501(c)(9) trust to be established by ChoicePoint a pro rata portion of the reserve maintained for retiree death benefit payments based upon the pro rata liability for Equifax's post-retirement life insurance liability. With regard to the outstanding liabilities associated with any claims filed subsequent to June 30, 1997 for eligible services incurred prior to June 30, 1997 by Participants in the

Equifax Major Medical Plan (including medical, dental, and vision coverages) will be the responsibility of said Plan and the VEBA. The VEBA contains reserves for incurred but not reported claims and for claims filed but not paid, and is funded on a current basis; therefore the transaction contemplated by the Distribution Agreement will not require an allocation of such reserves. Claims incurred by IIS Group Employees prior to June 30, 1997 will be administered and paid by ChoicePoint and Equifax shall reimburse ChoicePoint for such payments, no later than 2 weeks after delivery of detailed supporting documentation of such payments in the form indicated in Exhibit O. A copy of ChoicePoint's Code Section 501(c)(9) trust is attached as Exhibit L hereto.

                 3.8      Stock Options and SARs; Restricted Stock.

                 a. (i) All options held by IIS Group Employees issued under the Equifax Inc. Omnibus Stock Incentive Plan, the 1993 Employee Stock Incentive Plan and the 1995 Employee Stock Incentive Plan (the "Equifax Option Plans"), to the extent vested, will remain exercisable according to their terms (as adjusted in accordance with sub- paragraph (ii) below) notwithstanding the stock distribution; said options, to the extent not vested and therefore not exercisable on the Stock Distribution Date, will be cancelled on the Stock Distribution Date. A copy of ChoicePoint's stock option plan (the "ChoicePoint Omnibus Plan") is attached as Exhibit M hereto. Those cancelled options will be replaced by ChoicePoint under its ChoicePoint Omnibus Plan. Such options shall retain the same aggregate intrinsic value as described below:

         The ChoicePoint Omnibus Plan shall provide for the replacement of all cancelled options as of the Stock Distribution Date with options for ChoicePoint stock ("Replacement Options") on the same material terms and conditions as the Equifax Option Plans, except with respect to the adjustment for number of shares and price referred to below:

         A. The number of Replacement Options for each affected IIS Group Employee will be determined by dividing the number of unexercised Equifax Inc. options on the Stock Distribution Date by the ratio calculated as the Fair Market Value of each share of ChoicePoint stock divided by the Fair Market Value of Equifax stock prior to the Stock Distribution Date.

         B. The Replacement Options exercise price shall be calculated by multiplying the exercise price of the Equifax Inc. option prior to the Stock Distribution Date by the ratio of Fair Market Value of ChoicePoint stock divided by the Fair Market Value of Equifax stock prior to the Stock Distribution Date.

         (ii) All options held by the Employees of Equifax Inc., and all vested options held by IIS Group Employees issued under the Equifax Option Plans shall be adjusted ("Adjusted Options") to retain the same aggregate intrinsic value as described below:

         A. The number of Adjusted Options for each affected employee will be determined by dividing the number of unexercised Equifax options on the Stock Distribution Date by the ratio calculated as the Fair Market Value of each share of Equifax Inc. stock after the Stock Distribution Date divided by the Fair Market Value of Equifax Inc. stock prior to the Stock Distribution Date.

         B. The Adjusted Option exercise price shall be determined by multiplying the exercise price of the Equifax Inc. option, prior to the Stock Distribution Date, by the ratio of Fair Market Value of Equifax Inc. stock after the Stock Distribution Date divided by the Fair Market Value of Equifax Inc. stock prior to the Stock Distribution Date.

         For purposes of this section, in the case of the ChoicePoint stock, Fair Market Value is the low sale price of the ChoicePoint stock on the first regular trading day after the Stock Distribution Date. In the case of the Equifax Inc. stock, (i) Fair Market Value prior to the Stock Distribution Date is the closing price of Equifax Inc. stock on the Stock Distribution Date, and (ii) Fair Market Value after the Stock Distribution Date is the low sale price of Equifax Inc. stock on the day after the Stock Distribution Date.

         (iii) Notwithstanding the foregoing provisions of subparagraphs (i) and (ii), any options which are vested as of the Stock Distribution Date and which are held by those senior executives of ChoicePoint who are identified on Exhibit N hereto will not become Adjusted Options as described in (ii) above, but will be cancelled and replaced with ChoicePoint Options as described in (i) above to the extent that said senior executive so elects. Any such election may apply to all or any portion of said vested options, and shall be delivered in writing to the

Corporate Secretary of Equifax, Inc. no later than the Stock Distribution Date.

                 b. Any restricted stock of Equifax Inc. held by IIS Group Employees shall be handled by agreement between the parties.

                 3.9 Flexible Spending Accounts. Effective as of June 30, 1997 (or such later date as agreed to by Equifax and ChoicePoint), ChoicePoint shall establish three plans substantially in the same form as the following three plans currently maintained by Equifax: The Equifax Inc. Dependent Care Flexible Spending Account Plan, The Equifax Inc. Health Care Flexible Spending Account Plan, and The Equifax Inc. Flexible Benefits Plan (see Exhibit A hereto). As soon as practicable following June 30, 1997 (or such later date as agreed to by Equifax and ChoicePoint), an amount of cash equal to the existing spending account balances for IIS Group Employees and Efx Employees will be transferred from the Equifax plans to the ChoicePoint plans. For purposes of the preceding sentence, negative balances in accounts under the Health Care Flexible Spending Account Plan shall be taken into account as negative numbers (and accordingly shall reduce the amount of cash to be transferred) when determining the amount of cash to be transferred.

                 3.10 Various Liabilities. Equifax acknowledges that the transaction contemplated by the Distribution Agreement will not result in Equifax being liable for any severance pay to an Employee.

                 3.11 COBRA. Equifax shall be responsible for complying with the requirement of Code Section 4980B and Part 6 of Title I of ERISA with respect to any Employee in its group health plan and their "qualified beneficiaries" whose "qualifying event" (as such terms are defined in Code
Section 4980B) occurs on or prior to June 30, 1997 or, if later, through the date of such Employee's transfer to ChoicePoint. ChoicePoint shall be responsible for complying with the requirements of Code Section 4980B and Part 6 Title I of ERISA with respect to any IIS Group Employee and his or her "qualified beneficiaries" whose "qualifying event" (as such terms are defined in Code Section 4980B) occurs after June 30, 1997 (or, if later, after the date of such Employee's transfer to ChoicePoint). ChoicePoint shall be responsible for providing COBRA coverage with respect to former employees of ChoicePoint Inc. or an IIS Group Subsidiary and to their qualified beneficiaries, subsequent to June 30, 1997.

                 3.12 Performance Share Plan. Equifax will take the actions required, including any necessary plan amendment, to provide that all IIS Group Employees or Efx Employees who are participants in Plan 15 (1995-1997) of the Equifax Inc. Performance Share Plan on the Stock Distribution Date shall be treated as if they had remained employed by Equifax Inc. pursuant to the provisions of said plan for the entire period. The effect of this treatment shall be that each such employee will receive 100% of the payment he or she would have been ultimately entitled to receive under "Plan 15" of said plan at the expiration of the performance period of the outstanding grants. Said payment shall be made in cash, and not in shares of Equifax Inc. stock, at the conclusion of the relevant performance period. Any other outstanding grants shall be cancelled. The Equifax Compensation Committee shall also revise the performance goals for the plan, for awards previously granted but not yet earned, to reflect the spinoff of a substantial portion of the company and a consequent change in certain anticipated measuring techniques. The Equifax Inc. Management Compensation Committee has adopted resolutions in order to effect this treatment under the Equifax, Inc. Performance Share Plan.

                 3.13 Community Service Associate Program. Any employee of ChoicePoint or an IIS Group Subsidiary who is a participant in the Equifax Inc. Community Service Associate Program shall be transferred to the employment of Equifax or a Subsidiary (which is not an IIS Group Subsidiary) on or before the Stock Distribution Date, and shall continue to participate in said program according to its terms.

                 3.14 Certain Arrangements for Non-U.S. Operations.

                 a.   United Kingdom.

                      Those persons who become employees of ChoicePoint
Ltd. on or after the Stock Distribution Date shall be eligible to participate in the Equifax Europe, UK Ltd. Money Purchase Pension Plan through December 31, 1997. ChoicePoint Ltd. shall fund the cost of said participation, which shall include the actual contributions to said plan as well as an agreed-upon reimbursement for administrative services incurred by Equifax Europe, UK Ltd. as a consequence of this accommodation.

                 b.   Canada.

                      For a period of up to 18 months from the Stock Distribution Date, Equifax Canada will provide to ChoicePoint the services of those employees identified on Annex III hereto, and ChoicePoint will reimburse Equifax Canada for the compensation, including the cost of benefits provided under Equifax Canada's current employee benefit plans. The parties will undertake in good faith to enter into an employee leasing agreement, with respect to said employees, with mutually agreeable terms.

                 3.15  Special Provisions Respecting CDB Infotek

                 The definition of Subsidiary includes entities, at least 70% of which are owned by a parent company, for the purposes of including CDB Infotek ("CDB") as a Subsidiary. CDB is a Subsidiary of Equifax Inc., directly or indirectly, and is an IIS Group Subsidiary. The parties acknowledge, however, that CDB has not adopted, and the employees of CDB do not participate in any Employee Benefit Plans, nor will CDB adopt any such plans maintained by ChoicePoint immediately after the Stock Distribution Date. However, CDB is expected to adopt the ChoicePoint employee benefit plans as of January 1, 1998, or at a time subsequent thereto in ChoicePoint's discretion. Consequently, the provisions of this Agreement with respect to Subsidiaries, IIS Group Subsidiaries and employees of same shall be read in said context, with the intention, for example, that the transfer of any Efx Employees from Equifax to CDB pursuant to this Agreement would result in the transition of benefits as described herein, to the extent practical given the employee benefit plans maintained by CDB at the time.


                                   ARTICLE 4
                                INDEMNIFICATION


                 4.1 Indemnification. In addition to the indemnity obligations set forth in Sections 3.2 and 3.5 hereof, ChoicePoint agrees to indemnify, defend, reimburse and hold harmless Equifax and its Affiliates, and the officers, directors, employees, agents and representatives of Equifax and its Affiliates (each, an "Indemnified Party"), from and against any and all Actions, assessments, losses, damages, liabilities, costs and reasonable expenses including, without limitation, interest penalties, fines, excise taxes and reasonable attorneys' fees and expenses, asserted against or imposed upon or incurred by any Indemnified Party which result from, arise out of or are related to any failure by ChoicePoint to comply with the terms of this Employee Benefits Agreement.

                 Equifax agrees to indemnify, defend reimburse and hold harmless ChoicePoint and its Affiliates, and the officers, directors, employees, agents and representatives of said companies (each, an "Indemnified Party"), from and against any and all Actions, assessments, losses, damages, liabilities, costs and reasonable expenses including, without limitation, interest penalties, fines, excise taxes and reasonable attorneys' fees and expenses, asserted against or imposed upon or incurred by any Indemnified Party which result from, arise out of or are related to any failure on the part of Equifax to comply with the terms of this Employee Benefits Agreement.

                 4.2 Procedure for Indemnification. In the event any action, suit or proceeding is brought against an Indemnified Party pursuant to this Article 4 or Sections 3.2 and 3.5 hereof, the Parties shall comply with and be subject to the indemnifi-cation procedures set forth in the Distribution Agreement.

                 4.3 Employee Liability. Except as specified herein, ChoicePoint shall not assume Employee Liability of Equifax.


                                   ARTICLE 5
                                 MISCELLANEOUS


                 5.1 Binding Agreement. This Agreement is binding upon and is for the benefit of the Parties hereto and their respective successors and permitted assigns.

                 5.2 Assignment. No Party to this Agreement shall convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the express written consent of the other Party hereto in its sole and absolute discretion. No assignment of this Agreement shall relieve the assigning Party of its obligations hereunder.

                 5.3 Notices. All notices or other communications required or permitted to be given hereunder shall be made pursuant to the notice provisions set forth in the Distribution Agreement.

                 5.4 No Waiver. No delay on the part of any Party hereto in exercising any right, power or privilege hereunder shall operate as a waiver, nor shall any waiver on the part of any Party of any right, power or privilege operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the Parties hereto may otherwise have at law or in equity.

                 5.5 Entire Agreement; Amendment. This Agreement, and the agreements and other documents referred to herein, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all prior agreements, understandings, statements or representations, oral or in writing, of the Parties relating thereto. This Agreement may be modified or amended only by written agreement of the Parties. In addition to the foregoing, on and after the Stock Distribution Date, any amendment to this Agreement must, in the case of ChoicePoint, be approved by one of its elected officers and in the case of Equifax, be approved by one of its elected officers. The employee benefit plans and policies which are attached as Exhibits to this Agreement may be amended by their sponsoring companies in any manner which they, in good faith, determine to be necessary or desirable.

                 5.6 Sharing of Information. Equifax and ChoicePoint recognize that each of them will require certain information and data regarding employees of the other company or its subsidiaries. Each agrees to provide the information requested by the other in good faith, and on a reasonably prompt basis. The requesting party shall be required to pay a reasonable amount for administrative expenses incurred by the supplying party in preparing the requested information. Such information will include but not be limited to that which is required for testing benefit plans for coverage, maximum benefit and contribution limitations, annual reports, and year-end or other periodic valuations. Such information shall be subject to the confidentiality provisions under section 15.05 of the Distribution Agreement.

                 5.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

                 5.8 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws) as to all matters including, without limitation, matters of validity, construction, effect, performance and remedies.

                 5.9 No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties hereto and is not intended to confer upon any other person any rights or remedies hereunder.

                 5.10 Legal Enforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                 5.11 Interpretation. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. The parties have made a good faith effort in this Agreement to provide for these issues involving employee benefits in the transaction which can be reasonably foreseen. The parties acknowledge that other such issues may arise, and they agree to work in good faith to resolve any differences in light of the general philosophy that all matters involving Equifax benefit plans are the responsibility of Equifax except that ChoicePoint intends to be responsible, on an ongoing basis, for the administration and expense of those benefits which ChoicePoint has determined to continue for the IIS Group Employees after June 30, 1997.

                 5.12 Resolution. Any disputes between the parties based upon, related to, or arising in connection with this Agreement shall be resolved in accordance with the dispute resolution procedure set forth in section 17.10 of the Distribution Agreement.

                 IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered as of the day and year first above written.

                                  Equifax Inc.


                                  By:
                                     ----------------------------------
                                     Its: Corporate Vice President -
                                     Human Resources and Administration

                                  ChoicePoint Inc.


                                  By:
                                     ----------------------------------
                                     Its: Chief Financial Officer